EX-35.1

(logo) BANCO POPULAR

PO Box 362708
San Juan, Puerto Rico 00936-2708
Telefonos (787) 765-9800, 751-9800

SERVICER COMPLIANCE STATEMENT

RE: The Pooling and Servicing Agreement dated as of July 1, 2007 (the "Agreement"), among, Credit Suisse First Boston Mortgage Securities Corp as Depositor (the "Depositor"), DLJ Mortgage Capital, Inc., as Seller (the "Seller"), Wells Fargo Bank N.A. as the Servicer, Master Servicer and Trust Administrator ( the "Master Servicer and Trust Administrator"), Banco Popular De Puerto Rico, as Servicer (in such capacity, the "Servicer"), US Bank National Association as Trustee (the "Trustee") and as servicer (in such capacity, the "Servicer").

Banco Popular de Puerto Rico (the "Servicer") is responsible to assess compliance with the Sections of the Pooling and Servicing Agreements related to the mortgage-back securities. The Servicer (represented by the undersigned officer) certifies the following:

(i) a review of the Company's activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and

(ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or,

(iii) if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

March 10, 2008

Banco Popular de Puerto Rico

By: /s/ Pablo Perez Cardona
Name: Pablo Perez Cardona
Title: Senior Vice President